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Exhibit 5.2

[BROWNSTEIN HYATT
FARBER SCHRECK LETTERHEAD]

March 4, 2011

ReFinance America, Ltd.
4340 South Monaco St., Second Floor
Denver, Colorado 80202

Ladies and Gentlemen:

        We have acted as special Nevada counsel to ReFinance America Ltd., a Nevada corporation (the "Nevada Guarantor"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), by SquareTwo Financial Corporation, a Delaware corporation (the "Company"), and each of the Company's direct and indirect subsidiaries, including the Nevada Guarantor, identified as a "registrant guarantor" on the cover page of the Registration Statement (collectively, the "Guarantors"), covering the registration of $290,000,000 aggregate principal amount of the Company's 11.625% Senior Second Lien Notes due 2017 (the "Exchange Notes") and the guarantees of the Exchange Notes by the Guarantors (the "Note Guarantees"), including the Note Guarantee of the Nevada Guarantor (the "Nevada Guarantee"), each issued under that certain Indenture, dated as of April 7, 2010, by and among the Company, the Guarantors and U.S. Bank National Association, as trustee (the "Indenture").

        In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company and the Guarantors in connection with the authorization and issuance of the Exchange Notes and the Note Guarantees, all as referenced in the Registration Statement. For purposes of this opinion letter, and except to the extent set forth in the numbered opinion paragraphs below, we have assumed that all such proceedings will be timely completed in the manner presently proposed and the terms of such issuance will be in compliance with applicable laws.

        For purposes of rendering this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of such documents, agreements, instruments and corporate records, as we have deemed necessary or appropriate for the purposes of this opinion letter. We have also obtained from officers and other representatives and agents of the Company and the Nevada Guarantor and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for the purpose of issuing this opinion letter.

        Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) each natural person executing a document has sufficient legal capacity to do so; (ii) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (iii) all corporate records made available to us by the Nevada Guarantor, and all public records we have reviewed, are accurate and complete.

        We are qualified to practice law in the State of Nevada. The opinions set forth herein is expressly limited to the effect of the general corporate laws of the State of Nevada as codified in Chapter 78 of the Nevada Revised Statutes ("Nevada Corporate Law"), and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto, or to the effect thereon, of the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or "Blue Sky" laws, rules or regulations.

        Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

        1.     The Nevada Guarantor is validly existing as a corporation and in good standing under the laws of the State of Nevada.

        2.     The Nevada Guarantor has the corporate power and authority to execute and deliver, and to perform its obligations under, the Indenture and the Nevada Guarantee. The Indenture and the Nevada Guarantee have been duly authorized, executed and delivered by the Nevada Guarantor.

        3.     The execution and delivery by the Nevada Guarantor of the Indenture and the Nevada Guarantee do not violate (a) the articles of incorporation and bylaws of the Nevada Guarantor, each as amended to date, or (b) Nevada Corporate Law.

        The opinions expressed herein are based upon the Nevada Corporate Law and the facts in existence as of the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in such laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

        We consent to your filing this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Hogan Lovells US LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company relating to the Exchange Notes and the Note Guarantees, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP

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  Exhibit 5.2